                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                       NEWS
---------------------                                                NASDAQ-CMED
September 17, 2001


              COLORADO MEDTECH, INC. ANNOUNCES UPDATE ON FDA STATUS

BOULDER, Colorado -- Colorado MEDtech, Inc. (NASDAQ: CMED), a Boulder, Colorado-based provider of advanced medical technology outsourcing services and medical imaging system components and accessories announced today an update on its Food and Drug Administration (FDA) regulatory status. The company had previously received a warning letter from FDA which stated that products subject to premarket approval application (PMA) could not be manufactured by the company until resolution of certain regulatory issues. In July, the company was re-inspected by FDA, and in August the company submitted a response to FDA. Since then, the company has had a number of discussions with the FDA regarding its regulatory status. Colorado MEDtech believes that as a result of its written response and these discussions, it has made progress in reaching resolution although the final outcome and its timing are uncertain. We will continue to provide information on the status of this matter.

FORWARD-LOOKING STATEMENTS
The statements in this news release regarding the progress the company has made in resolving the FDA issues are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, the risk that the outcome of the FDA process will be unfavorable to the company and that expenses associated with compliance with the FDA Quality System Regulation may continue. Should these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

                                    CONTACTS:
Colorado MEDtech, Inc.
Stephen K. Onody, President and CEO              Telephone:         303.530.2660
Gregory A. Gould, CFO                            Fax:               303.581.1010
Website: www.cmed.com                            Email:        cmedinfo@cmed.com